Exhibit 5.1

GRAUBARD MILLER

The Chrysler Building

405 Lexington Avenue

New York, New York 10174

November 29, 2016

PAVmed Inc.

One Grand Central Place, Suite 4600

New York, New York 10165

Dear Sirs:

Reference is made to the Registration Statement on Form S-1 (“Registration Statement”) filed by PAVmed Inc. (the “Company”), a Delaware corporation, under the Securities Act of 1933, as amended (“Act”), covering (i) up to 1,060,000 shares (the “IPO Warrant Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), issuable upon exercise of the warrants (the “IPO Warrants”) included in the units sold by the Company in its initial public offering (“IPO”), each warrant entitling the holder thereof to purchase one share of Common Stock at an exercise price of $5.00 per share, subject to adjustment as described therein (a “Warrant”), being offered for sale by the Company upon such exercise and (ii) up to 1,087,031 shares (“Pre-IPO Warrant Shares”) of Common Stock issuable upon exercise of warrants (the “Pre-IPO Warrants”) held by the Company’s securityholders (the “Selling Securityholders”) set forth in the Registration Statement being offered for resale by the Selling Securityholders, or being offered for sale by the Company upon such exercise in the event the Pre-IPO Warrants are transferred prior to such exercise.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, we are of the opinion that:

1.       The IPO Warrant Shares to be issued by the Company upon exercise of the IPO Warrants have been duly authorized and, when issued in accordance with the applicable governing documents against payment in full therefor, will be legally issued, fully paid and nonassessable.

2.       The Pre-IPO Warrant Shares to be issued by the Company upon exercise of the Pre-IPO Warrants have been duly authorized and, when issued in accordance with the applicable governing documents against payment in full therefor, will be legally issued, fully paid and nonassessable.

Our opinions set forth herein are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-Opined on Law on the opinions herein.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Graubard Miller